EXHIBIT 99.1

For Immediate Release

Rich Stoebe 952-830-3250

Richard.stoebe@jostens.com

Jostens Creating State of the Art Memory Book Facility in Clarksville, Tennessee

Jostens State College site to transition production but maintain certain service functions

MINNEAPOLIS – April 26, 2011 – Jostens today announced that it is establishing a new state of the art memory book facility in Clarksville, Tennessee. The enhanced facility will be based at a new location in Clarksville and Jostens’ existing Clarksville production facilities will transition into this new operation following the completion of the 2011 school season.

The new facility platform will allow Jostens to capitalize on its advanced technological solutions, innovation and efficiencies benefitting its customers and the business. As part of this transition, Jostens will move its memory book and commercial print production from its State College, Pennsylvania plant to Clarksville after the completion of the current yearbook season.

The new Clarksville plant will be capable of producing memory books and a variety of commercial print products previously produced in the existing Clarksville and State College facilities. Certain State College customer service, design and School Annual functions, including marketing, sales and certain pre-press support, will remain at the State College facility.

“Jostens continues to transform the way customers are served,” said Val Williams, Chief Operating Officer, Jostens. “We believe this new facility demonstrates Jostens’ continued commitment to invest in technology and innovation to benefit our customers and strengthen Jostens’ operational performance.”

As a result of the transition, 230 State College full-time and seasonal employee production positions will be eliminated. The transition is intended to be substantially completed during the third quarter of 2011. Jostens will support the individuals losing their job as a result of this transition in the form of severance arrangements and outplacement services.

“State College production employees have provided excellent service to our customers and we sincerely appreciate their contributions,” said Williams.

Jostens also produces memory books in Topeka, Kansas and Visalia, California and operates an additional nine administrative, manufacturing and research facilities in the U.S. and Canada to support its memory book and scholastic businesses.

About Jostens

Minneapolis-based Jostens is a provider of products, programs and services that help people tell their stories, celebrate important traditions and recognize achievements. The company’s products include school yearbooks and other memory book products, scholastic products such as class rings and graduation products, and products for athletic champions and their fans. Jostens is a subsidiary of Visant Corporation, a marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling and educational and trade publishing segments.

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